CLOSING ESCROW AGREEMENT

THIS CLOSING ESCROW AGREEMENT, dated as of the 10th day of May, 2005 (sometimes hereinafter referred to as this "Escrow Agreement"), is by and among OSMOTICS CORPORATION, a Colorado corporation ("Osmotics"), OSMOTICS PHARMA, INC., a Colorado corporation ("OPI"), ONSOURCE CORPORATION, a Delaware corporation ("ONSOURCE") and John Overturf, the acting secretary of ONSOURCE immediately before the Closing (the "Escrow Agent").

W I T N E S S E T H:

WHEREAS, OPI and ONSOURCE are parties to that certain Agreement and Plan of Merger, dated April 8, 2005 (the "Merger Agreement") (all initial capitalized terms used herein shall have the meaning assigned to them in the Merger Agreement unless otherwise defined herein);

WHEREAS, pursuant to the terms of the Merger Agreement, ONSOURCE has agreed to acquire OPI for the Merger Securities specified therein;

WHEREAS, Section 5.10 of the Merger Agreement requires that all of the Merger Securities be delivered into escrow at the Closing for the purpose of securing the obligation of OPI (i) to deliver within 45 days following the Closing Date of the Merger Agreement the OPI Financial Statements and the OPI Pro Forma Financial Information in accordance with Section 4.1 of the Merger Agreement, (ii) to complete the transfer of the IP to OPI under the Technology Transfer Agreement pursuant to Section 4.3 of the Merger Agreement, (iii) to satisfy OPI's agreement to indemnify ONSOURCE against Undisclosed Liabilities pursuant to Section 4.2 of the Merger Agreement, which Merger Securities will be held in escrow in accordance with the terms hereof, and (iv) the filing of a Form 8-K containing the OPI Financial Statements and the OPI Pro Forma Financial Information in accordance with Form 8-K under the Exchange Act and other Legal Requirements pursuant to Section 5.10(b) of the Merger Agreement.

WHEREAS, the Escrow Agent has agreed to act as escrow agent pursuant to the terms hereof.

NOW, THEREFORE, in consideration of the mutual obligations and covenants hereafter set forth, Osmotics, OPI, ONSOURCE and the Escrow Agent hereby covenant and agree as follows:

1.          Designation of Escrow Agent.

          Osmotics, OPI and ONSOURCE hereby designate and appoint the Escrow Agent as escrow agent to serve in accordance with the terms of this Escrow Agreement during the Escrow Period. The Escrow Agent hereby accepts such appointment and agrees to perform the duties set forth herein.

2.          Delivery of Merger Securities to Escrow.

          (a)          The parties hereby acknowledge and agree that, on the Closing Date, Osmotics, OPI and ONSOURCE shall deliver the following to the Escrow Agent (the "Escrow Documents"):
(1)

OPI shall deliver to the Escrow Agent stock certificates representing (i) at least 98% of the issued and outstanding shares of the OPI Common Stock, duly endorsed in favor of ONSOURCE by each of the record holders thereof, and (ii) certificates representing at least 100% of the issued and outstanding shares of OPI Preferred Stock, duly endorsed in favor of ONSOURCE; and

(2)

ONSOURCE shall deliver to the Escrow Agent stock certificates and option agreements representing the Merger Securities, registered in the names of the OPI Shareholders and OPI Option Holders in accordance with the Merger Agreement.

(b)          The Merger Securities shall be held in escrow and distributed in accordance with the terms and provisions of this Escrow Agreement.

3.          Effect of Escrow.

          Notwithstanding the delivery of the Escrow Documents to the Escrow Agent in accordance with Section 2 of this Escrow Agreement, OPI and ONSOURCE agree that the Merger and the other transactions provided for or contemplated in the Merger Agreement shall be deemed closed and consummated for all purposes, subject only to the conditions subsequent contained in Section 4.1 of the Merger Agreement and the requirements of Section 5(b) of this Escrow Agreement.

4.          Title to Merger Securities and OPI Stock.

          The Escrow Agent shall have no discretion whatsoever with respect to the management, disposition or investment of the Merger Securities and is not a trustee or fiduciary to Osmotics, OPI, ONSOURCE or the OPI Shareholders. The Escrow Agent shall hold the Escrow Documents in accordance with this Escrow Agreement until such time as this escrow terminates in accordance with the provisions of this Escrow Agreement:

          (a)          For the term of this Escrow Agreement, the Merger Securities, shall be and remain the exclusive property of the OPI Shareholders and OPI Option Holders, as the case may be, and OPI Shareholders and the OPI Option Holders, as the case may be, shall possess and exercise all rights of beneficial ownership with respect to such Merger Securities including, without limitation, the right to vote such Merger Securities on all matters presented to the shareholders of ONSOURCE and the right to participate in any and all dividends, recapitalizations and distributions undertaken, declared and paid by ONSOURCE with respect to the Merger Securities,. The delivery of the Merger Securities pursuant to the terms of this Escrow Agreement to the Escrow Agent shall in no way be deemed or construed to be a transfer by OPI Shareholders or the OPI Option Holders, as the case may be, of any right, title or interest in and to the Merger Securities to any other party, except to the extent provided for and subject to the terms and conditions of this Escrow Agreement. Notwithstanding the foregoing, until the Merger Securities are distributed and released from escrow or this Escrow Agreement is otherwise terminated in accordance with its terms, the OPI Shareholders may not sell, transfer, assign or encumber the Merger Securities

          (b)          The OPI Common Stock and Preferred Stock shall be held by the Escrow Agent for the benefit of ONSOURCE for the sole purpose of being cancelled and retired in accordance with the provisions of Section 5.3 of the Merger Agreement in the event this Escrow Agreement is terminated in accordance with the provisions of Section 5(b) below, or returned to the respective OPI Shareholders if this Escrow Agreement is terminated pursuant to the provisions of Section 5(c) below.

5.          Release of Escrow Documents and Termination of Escrow.

            (a)          The Escrow Agent shall disburse the Escrow Documents in accordance with the joint written instructions of ONSOURCE, Osmotics and OPI given at any time. Without limiting the generality of the foregoing, ONSOURCE, Osmotics and OPI may deliver a joint written instruction (reasonably satisfactory to the Escrow Agent) directing the Escrow Agent to make one or more deliveries of the Escrow Documents.

             (b)          Pursuant to the Merger Agreement, following the Closing Date the following actions are to occur:
1.

within 45 days following the Closing Date, OPI shall undertake to cause to be prepared and delivered to ONSOURCE the OPI Financial Statements and the OPI Pro Forma Information in accordance with Section 4.1 of the Merger Agreement;

2.

there is to be filed with the Securities and Exchange Commission a Form 8-K containing the OPI Financial Statements and OPI Pro Formas in accordance with the requirements of Form 8-K under the Exchange Act; and

3.

Osmotics Corporation is to complete the transfer to OPI of the IP in accordance with the Technology Transfer Agreement and to obtain all third-party consents necessary to complete such transfers in accordance with Section 4.3 of the Merger Agreement.

Upon the satisfaction of the conditions set forth in Section 5(b)(1), Section 5(b)(2) and Section 5(b)(3) above, ONSOURCE shall promptly prepare, execute and deliver to the Escrow Agent, Osmotics and OPI a written certification that the foregoing conditions of the Merger Agreement have been satisfied (the "ONSOURCE Certification"). Upon receipt of the ONSOURCE Certification, the Escrow Agent shall:
(i)

release the Merger Securities from escrow and deliver them to the OPI Shareholders and OPI Option Holders (the ONSOURCE Common Stock shall be subject to Section 5(d) below) as set forth in Exhibit 5.1(a) and Exhibit 5.1(c) of the Merger Agreement and

(ii)	deliver the certificates representing the OPI Common Stock and OPI Preferred Stock in the Escrow Agent's possession to ONSOURCE for cancellation.

Upon the completion of the deliveries described in this Section 5(b), this Escrow Agreement shall terminate.

          (c)          Except as set forth in Section 5(d) below, in the event the Escrow Agent has not received the ONSOURCE Certification provided for in Section 5(b) above within 125 days of the Closing Date, the Escrow Agent shall:

(1)	return the stock certificates representing the OPI Common Stock and OPI Preferred Stock to the OPI Shareholders;
(2)	return the Merger Securities to ONSOURCE.

Upon the completion of the deliveries described in this Section 5(c), this Escrow Agreement shall terminate.

          (d)          In the event that ONSOURCE shall have received notice of the existence of an OPI Undisclosed Liability, ONSOURCE shall give written notice to Osmotics, OPI and the Escrow Agent of such claim in the form attached hereto as Exhibit A (the "Notice of Claim") together with proof that a copy thereof has been provided to Osmotics and OPI in accordance with Section 16 below, directing the release from escrow of the amount of ONSOURCE Common Stock having a Market Value equal to the amount set forth in the Notice of Claim. For the purposes of this Escrow Agreement, "Market Value" shall mean the average closing bid price of the ONSOURCE Common Stock on the Over-the-Counter Market as quoted on the OTC Electronic Bulletin Board for the thirty (30) trading days immediately prior to the Closing Date, as published in Bloomberg, L.P. The Notice of Claim shall set forth the Market Value as calculated by ONSOURCE in accordance with this Section 5(d).
(1)

If OPI or Osmotics objects to the requested release from escrow, OPI or Osmotics shall, within 14 days after the receipt of the Notice of Claim, deliver to the Escrow Agent and ONSOURCE a notice of objection substantially in the form attached hereto as Exhibit B (the " Notice of Objection"), together with proof that a copy thereof has been provided to ONSOURCE in accordance with Section 16 below, which states the specific objection(s) to such Notice of Claim and/or specifies the total amount of ONSOURCE Common Stock that OPI or Osmotics object to releasing (the "Disputed Amount"). If the Escrow Agent receives the Notice of Objection within said 14 days, the Escrow Agent shall release to ONSOURCE the amount of Escrow Shares requested by ONSOURCE in the Notice of Claim minus the Disputed Amount, which amount may be the total amount set forth in the Notice of Claim, and shall continue to hold the Disputed Amount in accordance with the terms of this Escrow Agreement. If the Escrow Agent does not receive a Notice of Objection within said 14 days, the Escrow Agent shall release and deliver to ONSOURCE the amount of Escrow Shares requested in the Notice of Claim.

(2)

In the event that Osmotics or OPI files a Notice of Objection in the manner and within the time period prescribed herein, the Escrow Agent shall retain the Disputed Amount, until otherwise directed by either (a) a joint written instruction (reasonably satisfactory to the Escrow Agent) from ONSOURCE, Osmotics and OPI or (b) a copy of a final and non-appealable arbitration award or judgment.

(3)

For the purposes of this Section 5(d) the number of shares of ONSOURCE Common Stock to be released in satisfaction of a Notice of Claim shall be determined by the Market Value, as defined herein, of the of ONSOURCE Common Stock.

Upon the completion of the deliveries described in Section 5(d), this Escrow Agreement shall terminate.

6.          Escrow Period.

          The term of this Escrow Agreement shall commence on the date hereof and terminate as described in Section 5 above. The period during which this Escrow Agreement shall be effective is herein referred to as the "Escrow Period."

7.          Effect of Termination Pursuant to Paragraph 5(c).

          In the event this Escrow Agreement is terminated pursuant to the provisions of Section 5(c) above, such termination shall be deemed to constitute the failure of a condition subsequent to the consummation of the Merger and other transactions provided for in the Merger Agreement. In such event, the Merger and all other transactions and agreements contained or provided for in the Merger Agreement shall be deemed rescinded, ab initio, for all purposes. Without limiting the generality of the foregoing, upon such termination:

          (a)          All rights, obligations and undertakings of the parties under the Merger Agreement and ancillary instruments, agreements and undertakings contained therein shall be deemed terminated.

          (b)          Each person who was elected or appointed as a director or executive officer of ONSOURCE shall be deemed to have automatically resigned any and all positions with ONSOURCE assumed, appointed or elected by virtue of the Merger Agreement.

          (c)          Any and all debts, obligations, loans, extensions of credit or other payments made by ONSOURCE to OPI or made on behalf of OPI to third parties between the Closing Date of the Merger Agreement and the termination date of this Escrow Agreement shall be deemed to have been advances and extensions of credit and shall be promptly repaid to ONSOURCE.

8.          Escrow Agent.

          (a)          The duties and responsibilities of the Escrow Agent shall be limited to those expressly set forth in this Escrow Agreement. No implied duties of the Escrow Agent shall be read into this Escrow Agreement and the Escrow Agent shall not be subject to, or obliged to recognize any other agreement between, or direction or instruction of, any or all the parties hereto even though reference thereto may be made herein.

          (b)          In the event all or any part of the Merger Securities shall be attached, garnished or levied upon pursuant to any court order, or the delivery thereof shall be stayed or enjoined by a court order, or any other order, judgment or decree shall be made or entered by any court affecting the Merger Securities, or any part thereof, or any act of the Escrow Agent, the Escrow Agent is hereby expressly authorized to obey and comply with all final writs, orders, judgments or decrees so entered or issued by any court; and, if the Escrow Agent obeys or complies with such writ, order, judgment or decree, it shall not be liable to Osmotics, OPI or ONSOURCE or to any other person by reason of such compliance.

          (c)          The Escrow Agent shall not be liable to anyone for any damages, losses or expenses incurred as a result of any act or omission of the Escrow Agent. The Escrow Agent shall not incur any such liability with respect to (i) any action taken or omitted in good faith upon the advice of counsel for the Escrow Agent given with respect to any question relating to the duties and responsibilities of the Escrow Agent under this Escrow Agreement or (ii) any action taken or omitted in reliance upon any instrument, including any written notice or instruction provided for herein, not only as to its due execution by an authorized person as to the validity and effectiveness of such instrument, but also as to the truth and accuracy of any information contained therein that the Escrow Agent shall in good faith believe to be genuine, to have been signed by a proper person or persons and to conform to the provisions of this Escrow Agreement.

          (d)          The Escrow Agent shall not be responsible for the sufficiency or accuracy, or the form, execution, validity or genuineness, of documents received hereunder, or for any description therein, nor shall it be responsible or liable in any respect on account of the identity, authority or rights of any person executing or delivering or purporting to execute or deliver any such document or this Escrow Agreement, or on account of or by reason of forgeries, false representations, or the exercise of its discretion in any particular manner, nor shall the Escrow Agent be liable for any mistake of fact or of law or any error of judgment, or for any act or omission, except as a result of its gross negligence or willful malfeasance. The Escrow Agent is not authorized and shall not disclose the name, address, or security positions of the parties or the securities held hereunder in response to requests concerning shareholder communications under Section 14 of the Exchange Act, the rules and regulations thereunder, and any similar statute, regulation, or rule in effect from time to time. Under no circumstances shall the Escrow Agent be liable for any general or consequential damages or damages caused, in whole or in part, by the action or inaction of OPI, Osmotics or ONSOURCE or any of their respective agents or employees. The Escrow Agent shall not be liable for any damage, loss, liability, or delay caused by accidents, strikes, fire, flood, war, riot, equipment breakdown, electrical or mechanical failure, acts of God or any cause which is reasonably unavoidable or beyond its reasonable control.

          (e)          The Escrow Agent may consult with legal counsel of its own choosing and shall be fully protected in acting or refraining from acting in good faith and in accordance with the opinion of such counsel.

          (f)          In the event of a dispute between the parties hereto sufficient in the discretion of the Escrow Agent to justify its doing so, the Escrow Agent shall be entitled to tender the Merger Securities into the registry or custody of any court of competent jurisdiction, to initiate such legal proceedings as it deems appropriate, and thereupon to be discharged from all further duties and liabilities under this Escrow Agreement. Any such legal action may be brought in any such court as the Escrow Agent shall determine to have jurisdiction over the Merger Securities. The filing of any such legal proceedings shall not deprive the Escrow Agent of its compensation hereunder earned prior to such filing.

          (g)          The Escrow Agent shall be under no duty to take any legal action in connection with this Escrow Agreement or towards its enforcement, or to appear in, prosecute or defend any action or legal proceeding that would result in or might cause it to incur any costs, expenses, losses or liability, unless and until it shall be indemnified with respect thereto in accordance with Section 8 of this Escrow Agreement.

          (h)          Any other controversy or claim arising out of or relating to this Escrow Agreement, or the breach of the same, shall be settled through consultation and negotiation in good faith and a spirit of mutual cooperation. However, if those attempts fail, each of the parties agrees that any dispute or controversy arising out of or in connection with this Escrow Agreement or any alleged breach hereof shall be settled by arbitration in Denver, Colorado, pursuant to the Commercial Arbitration Rules of the AAA. If Osmotics, OPI and ONSOURCE cannot jointly select a single arbitrator to determine the matter, one arbitrator shall be chosen by each of OPI/Osmotics and ONSOURCE (or, if a party fails to make a choice, by the AAA on behalf of such party) and the two arbitrators so chosen will select a third (or, if they fail to make a choice, by the AAA). The decision of the single arbitrator jointly selected by OPI and ONSOURCE, or, if three arbitrators are selected, the decision of any two of them will be final and binding upon the parties and the judgment of a court of competent jurisdiction may be entered thereon. The arbitrator or arbitrators shall award the costs and expenses of the arbitration, including reasonable attorneys' fees, disbursements, arbitration expenses, arbitrators' fees and the administrative fee of the AAA, to the prevailing party as shall be determined by the arbitrator or arbitrators.

9.          The Escrow Agent's Fees.

          All fees and expenses of the Escrow Agent shall be as set forth on Exhibit C attached hereto and incorporated herein and shall be paid by ONSOURCE.

10.          Indemnification of the Escrow Agent.

          ONSOURCE, Osmotics and OPI each agrees, jointly and severally, to indemnify the Escrow Agent and hold it harmless against any losses, claims, damages, liabilities and/or expenses, including reasonable costs of investigation and fees and expenses of independent counsel and disbursements (collectively, the "Escrow Agent Losses") which may be imposed upon the Escrow Agent or incurred by it in connection with the performance of its duties hereunder, including any litigation arising from this Escrow Agreement or involving its subject matter, except for Escrow Agent Losses incurred by the Escrow Agent resulting from its own gross negligence or willful misconduct. In so agreeing to indemnify and hold harmless the Escrow Agent, as among themselves, Osmotics on the one hand, and ONSOURCE on the other, intend hereby to share equally (50% to Osmotics and 50% to ONSOURCE) all amounts required to be paid pursuant to this Section 10. This indemnification shall survive the termination or the resignation or removal of the Escrow Agent.

11.          Resignation of the Escrow Agent.

          It is understood that the Escrow Agent reserves the right to resign as Escrow Agent at any time by giving written notice of its resignation, specifying the effective date thereof, to Osmotics and ONSOURCE. Within thirty (30) days after receiving the aforesaid notice, OPI Osmotics and ONSOURCE shall appoint a successor Escrow Agent to which the Escrow Agent may distribute the property then held hereunder, less its fees, costs and expenses (including counsel fees and expenses) which may remain unpaid at that time. If a successor Escrow Agent has not been appointed and has not accepted such appointment by the end of such thirty (30) day period, the Escrow Agent may apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent and the fees, costs and expenses (including reasonable counsel fees and expenses) which it incurs in connection with such a proceeding shall be deemed to be Escrow Agent Losses.

12.          Amendment.

          This Escrow Agreement may be amended by and upon written notice to the Escrow Agent at any time given jointly by ONSOURCE, OPI and Osmotics, but the duties or powers or responsibilities of the Escrow Agent may not be increased without its consent. However, any successor to the business of Escrow Agent whether by reorganization or otherwise, will act with like effect as though originally named.

13.          Termination.

          This Escrow Agreement may be terminated at any time upon ten (10) calendar days' notice by an instrument executed by ONSOURCE, Osmotics and OPI and delivered to the Escrow Agent. This Escrow Agreement shall thereupon terminate on the date specified in such notice or, if no date is specified, on the tenth business day following receipt thereof by the Escrow Agent. Such notice shall specify the disposition by the Escrow Agent of the Escrow Documents. This Escrow Agreement shall also terminate on the date that the Escrow Documents have been released according to the terms hereof.

14.          Certain Corporate Matters.

          OPI and Osmotics hereby appoint the following persons to serve as authorized signatories of OPI and Osmotics hereunder and to give any instruction contemplated hereby. The signature set forth opposite each person's name is his genuine signature.
Name	Signature
Steven S. Porter	/s/ Steven S. Porter

ONSOURCE hereby appoints the following persons to serve as authorized signatories of ONSOURCE hereunder and to give any instruction contemplated hereby. The signature set forth opposite each person's name is his genuine signature.
Name	Signature
Frank L. Jennings	/s/ Frank L. Jennings

Each of OPI, Osmotics and ONSOURCE may add additional authorized signatories, or revoke the authority of the above signatories, by written notice to the other and to the Escrow Agent.

15.          Miscellaneous.

          (a)          This Escrow Agreement is binding upon, and shall inure to the benefit of, and be enforceable by the respective beneficiaries, representatives, successors and assigns of the parties hereto.

          (b)          Other than the Merger Agreement, this Escrow Agreement contains the entire understanding of the parties with respect to the subject matter hereof. Nothing herein shall limit or affect the rights of the parties under the Merger Agreement.

          (c)          This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to its conflicts of laws provisions.

          (d)          This Escrow Agreement, and any of the notices issued pursuant hereto, may be executed simultaneously in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          (e)          Article headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Escrow Agreement.

16.          Notices.

          All notices provided for hereunder shall be in writing and shall be deemed to be given: (a) when delivered to the individual, or to an officer of the company, to which the notice is directed; or (b) three days after the same has been deposited in the United States mail sent Certified or Registered mail with Return Receipt Requested, postage prepaid and addressed as provided in this Section; or (c) when delivered by an overnight delivery service (including Federal Express or United States Express Mail) with receipt acknowledged and with all charges prepaid by the sender addressed as provided in this Section. Notices shall be directed as follows:

          If to OPI or Osmotics:

                    OSMOTICS CORPORATION
                    OSMOTICS PHARMA, INC.

                    1444 Wazee Street, Suite 210
                     Denver, Colorado 80202
                     Fax (303) 534-1860
                     Attention: Steven Porter

          With copy to:

                    Reid A. Godbolt, Esq.
                    Jones & Keller, P.C.
                    1625 Broadway, 16th Floor
                    Denver, Colorado 80202
                    Fax (303) 573-0769

          If ONSOURCE, to:

                    ONSOURCE CORPORATION
                    5455 Spine Road, Suite C
                    Boulder, Colorado 80301
                    Fax: (303) 527-2903
                    Attention: Frank L. Jennings

          With a copy to:

                    Clifford L. Neuman, Esq.
                    Clifford L. Neuman, P.C.
                    1507 Pine Street
                    Boulder, Colorado 80302
                    Fax: (303) 449-1045

          if to the Escrow Agent:

                    John Overturf
                    c/o OnSource Corporation
                    5455 Spine Road, Suite C
                    Boulder, Colorado 80301
                    Fax: (303) 527-2903

If the date on which any action, calculation or notice required or permitted to be taken, made or given hereunder is other than a business day, then such action, calculation or notice, as the case may be, may be taken, made or given on the next succeeding business day.

IN WITNESS WHEREOF, this Escrow Agreement has been duly executed and delivered by the duly authorized officers of OPI, ONSOURCE and the Escrow Agent, on the date first above written.
OSMOTICS:
OSMOTICS CORPORATION
By:/s/ Steven Porter Name: Steven Porter Title: President
OPI:
OSMOTICS PHARMA, INC.
By:/s/ Steven Porter Name: Steven Porter Title: President
ONSOURCE:
ONSOURCE CORPORATION
By:/s/ Frank L. Jennings Name: Frank L. Jennings Title: President
ESCROW AGENT:
By:/s/ John Overturf John Overturf, as Escrow Agent